Exhibit 99.1

THE SHARPER IMAGE®

350 The Embarcadero

San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

April 17, 2006

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS FOURTH QUARTER AND FISCAL 2005 OPERATING RESULTS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported operating results for the fourth quarter and fiscal year ended January 31, 2006. The Company reported revenues for the fourth quarter of $263.7 million and for the fiscal 2005 year of $669.0 million. The Company reported fully diluted earnings of $0.42 per share for the fourth quarter and a loss of $1.03 per share for its full fiscal year.

Fourth Quarter Highlights

For the quarter ended January 31, 2006, total Company revenues decreased 12 percent to $263.7 million from last year’s $301.0 million. Total fiscal 2005 fourth quarter store sales decreased nine percent to $170.0 million from $187.2 million in the prior year. Comparable store sales decreased 15 percent for the fourth quarter. Total catalog/direct marketing sales decreased 46 percent to $24.6 million from last year’s $45.3 million. Internet sales for the fourth quarter decreased one percent to $48.2 million from last year’s $48.6 million. Wholesale sales for the fourth quarter increased 17 percent to $12.7 million from last year’s $10.8 million. The fourth quarter net earnings were $6.3 million, or $0.42 per diluted share, compared with last year’s fourth quarter net earnings of $16.4 million or $1.01 per diluted share.

Fiscal Year Highlights

For the fiscal year ended January 31, 2006, total Company revenues decreased 12 percent to $669.0 million from last year’s $760.0 million. Total store sales decreased six percent to $407.1 million from $434.7 million in the prior year. Comparable store sales decreased 16 percent in fiscal 2005. Total catalog/direct marketing sales decreased 33 percent to $87.9 million from last year’s $130.5 million. Internet sales decreased eight percent to $107.2 million from last year’s $116.3 million. Wholesale sales decreased 18 percent to $48.0 million from last year’s $58.4 million. The fiscal year’s net loss was $15.6 million, or a loss of $1.03 per share, compared with last year’s net earnings of $14.7 million or $0.90 per diluted share.

Operational Discussion

“Fiscal 2005 was a challenging year for the Company,” said Richard Thalheimer, founder, chairman and chief executive officer. “Two important merchandise categories, our Ionic Breeze Air Purifiers and our massage chairs, accounted for an approximately $126 million net revenue decrease in 2005 compared to the prior year. Excluding these two categories, our business grew by approximately $35 million in net revenues in 2005, largely driven by sales of new products and branded electronics. The decrease in sales of our air purification products resulted from negative media coverage, increased competition and a reduction in advertising spend. The decrease in sales of our massage chair line of products was due to pricing pressure from competitors and wider distribution of sub-$1000 massage chairs in the marketplace.

“We have taken aggressive action to return the Company to profitability. In the second half of 2005 and into 2006, we reduced overhead expenses, capital outlays and discretionary spending, including advertising, as outlined in detail in our press release dated March 27, 2006.

“At the end of fiscal 2005, the Company’s balance sheet remained strong, with more than $53 million in cash and short-term investments, and no debt. Our year-end inventories were down approximately $19 million, compared to the same time last year, and we anticipate further inventory reduction into 2006. In 2005, we successfully opened 20 new stores, which brought our total store number to 190 at fiscal year end; we expect to open fewer stores in 2006 (6 to 8 total) as part of our plan to reduce capital spending.

“The Sharper Image has one of the most widely recognized and positively perceived brand names in retail. Our management team has the experience to market and operate across multiple sales channels: retail stores; mail-order catalog; single product mailers; direct print and TV infomercial advertising; and on the Internet. We are addressing the challenges of 2005 by accelerating new-product introductions and with a significantly reduced expense structure. We are cautiously optimistic about improving operating results in fiscal 2006,” concluded Mr. Thalheimer.

The Company is filing a SEC Form 12b-25 requesting an automatic 15-day filing extension and expects a timely filing of its Annual Report on Form 10-K.

Conference Call for Fourth Quarter and Fiscal Year 2005 Results

Interested parties are invited to listen April 17, 2006, to a live conference call discussing fourth quarter and fiscal year 2005 results at 1:30 p.m. Pacific, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A digital replay of the conference call will be available two hours after the completion of the call from April 17 to 12:00 Midnight, Eastern Time, April 24, by dialing 800-642-1687 and entering code number 7664649. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 7664649.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 190 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under

“Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

THE SHARPER IMAGE®

FINANCIAL TABLES (Unaudited)

(In thousands except per share amounts)

	Three-Months Ended January 31,		Twelve-Months Ended January 31,
	2006	2005	2006	2005
Statements of Operations
Revenues	$263,700	$301,012	$668,993	$760,003
Cost of products	142,282	141,642	342,107	341,823
Buying and occupancy	21,646	20,789	79,818	70,771
Advertising and promotion	35,545	51,101	113,904	149,958
General, selling and administrative	53,717	58,832	160,079	171,768

Operating income (loss)	10,510	28,648	(26,915)	25,683
Other expense-net	(233)	(924)	(458)	(853)

Earnings (loss) before income taxes	10,277	27,724	(27,373)	24,830
Income tax (benefit) expense	4,016	11,365	(11,780)	10,180

Net earnings (loss)	$6,261	$16,359	$(15,593)	$14,650

Net earnings (loss) per share - basic	$0.42	$1.04	$(1.03)	$0.94
Net earnings (loss) per share - diluted	$0.42	$1.01	$(1.03)	$0.90
Weighted avg. number of shares - basic	14,944	15,695	15,067	15,634
Weighted avg. number of shares - diluted	15,017	16,151	15,067	16,290

	January 31,
	2006	2005
Balance Sheets
Current assets
Cash and equivalents	$42,808	$27,149
Short-term investments	10,350	66,900
Accounts receivable, net	17,347	25,638
Merchandise inventories	104,298	124,038
Other current assets	35,948	25,507

Total current assets	210,751	269,232
Property and equipment, net	106,828	100,509
Other assets	10,619	6,359

Total assets	$328,198	$376,100

Current liabilities	$113,264	$135,844
Other liabilities	34,865	34,249

Total liabilities	148,129	170,093
Stockholders’ equity
Common stock	149	157
Additional paid-in capital	100,373	105,090
Retained earnings	79,547	102,540
Treasury stock	—	(1,780)

Total stockholders’ equity	180,069	206,007

Total liabilities and stockholders’ equity	$328,198	$376,100